Exhibit 99.1

Tri-State 1st Banc, Inc.

16924 St. Clair Avenue

East Liverpool, Ohio 43920

(330) 385-9200

Financial Earnings Release

April 29, 2004

Contacts: Charles	B. Lang, President

  Kevin Anglemyer, Chief Financial Officer

Phone:         (330) 385-9200

Fax:             (330) 386-7452

For Immediate Release

Tri-State 1st Banc Reports First Quarter Earnings

East Liverpool, OH.—Tri-State 1st Banc, Inc. (NASDAQ “TSEO”), the parent company of 1st National Community Bank and Gateminder Corporation, today reported net income for the first quarter ended March 31, 2004 of $154,000 or $0.17 per diluted share, up 11.3% or $16,000 from the same period in 2003. On a per share basis, net income was up $0.02 per share or 13.3%.

Kevin Anglemyer, Chief Financial Officer of the Company, reported total assets for the quarter increased by $3.8 million to $93.2 million, a 4.2% increase from December 31, 2003. Total deposits were up by $1.5 million or 2.0% to $72.8 million. Total loans increased $274,000 or 0.06% from the year-end 2003.

Charles B. Lang, President, stated; “The improvement in earnings for the quarter is attributable to an improvement of interest income at the Bank resulting from additional income on investment securities coupled with a decrease in interest expense. The deposit growth for the quarter provided funds for additional security purchases after first meeting loan demand. Increases in operating income in the first quarter more than offset an increase in operating expenses.”

The Bank expects to be moving into a new operations center facility in the month of May. The 3,300 square foot addition to the main office of the Bank on St. Clair Avenue in East Liverpool will permit expansion of the data processing department, the loan department and will allow the human resources function to move into the operation center. It is anticipated that the building addition will result in greater efficiencies as well as enhancing security protection for customer’s records in the interests of customer privacy.

News Release—4/29/04

The Company recently held its 2004 Annual Shareholders Meeting at the East Liverpool Motor Lodge in East Liverpool, Ohio on April 21st. Approximately 120 shareholders were present. Following a dinner that preceded the meeting, Bank Director Marvin H. Feldman, CLU, ChFC spoke about his world travels over the past several years on behalf of the Million Dollar Round Table generally regarded as the most prestigious trade association representing the insurance industry. Mr. Feldman served as Chairman of that organization in 2002-2003. He received its Circle of Life Award at a reception and dinner held at the Westin Convention Center in Pittsburgh, Pennsylvania on March 27, 2004. That event raised $50,000 for the local YMCA.

Over 76% of the shares outstanding were voted through proxy at the Annual Shareholders’ meeting. The three Directors eligible for re-election to the Board of Directors were all returned to their positions for another three years. Those Directors re-elected were Keith R. Clutter, Timothy G. Dickey and John P. Scotford, Sr. S. R. Snodgrass was retained as the independent certified public accountants for the coming year.

Following the shareholders meeting, the Board of Directors held its annual reorganization meeting. Two officers received advancements in titles with the Bank. Cynthia Vincent, who joined to the Bank in 2003 as Human Resource Director was named Assistant Vice President/Human Resources Director. Pamela Jordan, who has been with the Bank in various capacities since it was organized in 1987 was promoted to the position of Chief Compliance Officer. All other Bank officers were re-appointed including Charles B. Lang, Chairman & CEO, Keith R. Clutter, President & COO, Kevin Anglemyer, Vice President & CFO and Steven A. Mabbott, Vice President and CPLO.

The Company operates seven banking offices, five in Columbiana County, Ohio, and one each in Hancock County, West Virginia and Beaver County, Pennsylvania. 1st National Community Bank was chartered in June of 1987 as a national banking association by the Office of the Comptroller of the Currency. There are presently 65 employees of the Bank.

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